[CAPE BANCORP, INC. LETTERHEAD]

CAPE BANCORP, INC. COMPLETES STOCK REPURCHASE PROGRAM AND ANNOUNCES CASH DIVIDEND

Cape May Court House, NJ – (Marketwire) – July 16, 2013 – Cape Bancorp, Inc. (the “Company”) (NASDAQ: CBNJ), the parent company of Cape Bank, today announced that the Company has completed its first repurchase program.  The Company repurchased 667,239 shares of its common stock at an average price of $9.35 per share.  The Company’s Board of Directors regularly reviews capital management options, including stock repurchase programs, and any future decision to adopt one or more additional stock repurchase programs would be subject to general market conditions, the trading price of the stock, alternative uses for capital, regulatory considerations and the Company’s financial performance.

On July 15, 2013, the Board of Directors of the Company declared a cash dividend on the Company's common stock of $0.05 per share. The dividend will be payable to stockholders of record as of July 29, 2013 and is expected to be paid on August 12, 2013.

Cape Bancorp, Inc., with total assets of $1.03 billion at March 31, 2013, is the parent company of Cape Bank, a New Jersey chartered savings bank which operates fifteen offices serving individuals and small to mid-sized businesses in Atlantic and Cape May Counties, New Jersey.  Cape Bank is a member of the FDIC and an Equal Housing Lender.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or Cape Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or Cape Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or Cape Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission.